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                                                                    EXHIBIT 11.1

                        GEOTEL COMMUNICATIONS CORPORATION

                  STATEMENT REGARDING COMPUTATION OF NET INCOME
                     PER COMMON AND COMMON EQUIVALENT SHARE
                             (DOLLARS IN THOUSANDS)

                                                           THREE MONTHS ENDED SEPTEMBER 30,  NINE MONTHS ENDED SEPTEMBER 30,
                                                           --------------------------------  -------------------------------
                                                                 1997            1996             1997            1996
                                                             ------------    ------------     ------------    ------------
Historical - Primary:
     Weighted average common stock outstanding                 13,131,356       2,220,582       13,105,973       2,272,389
     Cheap stock(1)                                                    --         850,595               --         850,595
     Weighted average common stock equivalents                    782,689       8,392,086          710,678       8,391,331
                                                             ------------    ------------     ------------    ------------
          Weighted average number of common and common
            equivalent shares outstanding                      13,914,045      11,463,263       13,816,651      11,514,315
                                                             ============    ============     ============    ============

Net income                                                   $      1,487    $        166     $      3,193    $        308
Less: accretion of redeemable convertible preferred stock
  to redemption value                                                  --             (28)              --             (82)
                                                             ------------    ------------     ------------    ------------
Net income available to common shareholders                  $      1,487    $        138     $      3,193    $        226
                                                             ------------    ------------     ------------    ------------
Net income per common and common equivalent shares .         $       0.11    $       0.01     $       0.23    $       0.02
                                                             ------------    ------------     ------------    ------------
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(1)      In accordance with Securities and Exchange Commission Staff Accounting
         Bulletin No. 83, issuances of common stock, common stock equivalents and Convertible Preferred Stock within one year prior of the initial filing of the Company's Registration Statement for an initial public offering ("IPO") at share prices below the IPO price of $12.00 per share are considered to have been made in anticipation of the contemplated public offering. Accordingly, these stock issuances are treated as if issued and outstanding, using the treasury stock method for options, for all periods prior to the IPO.

(2) Fully diluted net income per share is not presented as it is the same as that disclosed in historical net income per share for the periods presented.


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